UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

EG ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Filed by EG Acquisition Corp.

Pursuant to Rule 14a-12 under

under the Securities Exchange Act of 1934

Subject Company: EG Acquisition Corp.

Commission File No.: 001-40444

Transcript of Investor Call on October 18, 2022

Gregg S. Hymowitz

Thank you for joining us today. I am Gregg Hymowitz, CEO and Director of EG Acquisition Corp., as well as Chairman and CEO of EnTrust Global. We are excited to take you through our rationale for EG Acquisition Corporation’s combination with flyExclusive.

For more than two decades, EnTrust Global has been dedicated to delivering financial security to those who entrust us with their capital. Today, with approximately $18 billion in total assets for over 500 institutional investors, we remain steadfast in this mission, leveraging our global infrastructure, resources, and relationships to create innovative and differentiated opportunities to meet our clients’ objectives.

We believe this business combination will result in long-term value creation for our shareholders and I want to underscore a few reasons why we believe flyExclusive is poised for success in the public markets.

First, flyExclusive is led by founder and CEO Jim Segrave, a world-class private aviation executive with a proven track record. In 1994 Jim founded Segrave Aviation, a provider of wholesale charter aviation services, private aircraft management, aircraft maintenance, and fixed base operations. In 2010, Jim successfully exited Segrave Aviation by selling the business to Delta AirElite, the charter arm of Delta Air Lines.

The second reason is flyExclusive’s durable competitive advantage. The company has made strategic key decisions and investments to remove industry bottlenecks to growth and to maintain leading consistent customer experience. flyExclusive’s differentiated business model is designed to maximize utilization and flight unit economics, and includes a wholesale program to optimize revenue and fleet positions, a highly profitable, capital-efficient fractional ownership program, a partnership program that provides valuable services to aircraft owners while cost-effectively growing flyExclusive’s fleet, and other components which have allowed the company to achieve an increasingly diversified charter revenue mix, with 100% of charter revenues being pre-paid. Additionally, they purposefully maintain a low customer-to-aircraft ratio, unlike other providers, enabling flyExclusive to deliver on its contractual commitment to members. In our view, flyExclusive is strongly positioned to continue its exceptional pace of growth given its differentiated model and the continued demand for safe travel solutions in a post-pandemic world.

Third, the company is on a clear and impressive growth trajectory. Despite market fluctuations, flyExclusive has shown consistent revenue and fleet expansion since its inception and now stands as the country’s fastest-growing provider of premium private jet charter experiences, with industry-leading revenue growth and margins. Year-over-year, they have achieved triple-digit membership growth and a 94% retention rate among existing members, as well as secured substantial contracted committed revenues. Based on management’s estimated view of the rest of 2022, the company’s 3-year CAGR will be 49% for revenue growth and 26% on an EBITDA basis.

They have built a platform for the long term and this introduction to the public market will mark the beginning of the next chapter for the company’s strategic roadmap. I could not be more confident in the management team of flyExclusive, the company’s differentiated model and growth strategy, and believe they are ready to further accelerate their market position through this opportunity to become a public company.

With that, let me hand it over to Gary to share comments on the growing market for private aviation.

Gary Fegel

Thank you, Gregg. My name is Gary Fegel, and I am the founder of GMF Capital and Chairman of EG Acquisition Corp. In addition to the competitive advantages and category-leading performance of flyExclusive which Gregg covered, I want to highlight the overall private aviation opportunity and why we are so enthusiastic about the long-term potential of the sector.

Factors including enhanced affordability, new customer segments, and increasing penetration in existing economic cohorts have contributed to a strong backdrop and favorable tailwinds for private aviation. To begin, we have seen a landscape shift in air travel from commercial to private. The pandemic accelerated market growth as individuals sought safer flying options, and we believe businesses and other flyExclusive customers will continue to be willing to pay a premium for private travel experiences. This landscape shift has been further supported by reductions in commercial aviation capacity, as well as a continued decline in the performance of commercial carriers. Major airlines continue to operate at less capacity and continue to trim costs, which has caused a decline in customer experience and an increase in dissatisfaction overall. A reversal in the trend of companies cutting private flights for executives is also driving increased demand in the space. Previously cut corporate travel expenses are now increasingly incurred due to health concerns and lower availability of travel options, and the industry has seen a steady recovery of business demand over the past two years.

Finally, growth in the number and types of customer programs has resulted in lower barriers to access for private aviation, expanding the opportunity to include lower net worth households. We believe a large, untapped user base with potential for meaningful adoption exists, and that flyExclusive is positioned to further extend its offering to many more customers.

These factors and others have created a current TAM of $32 billion for the private aviation sector, with potential TAM expected to grow to more than $43 billion by 2025.

I will now turn the call over to Jim to share with you highlights of flyExclusive’s business and financial performance, as well as a summary of the transaction.

Jim Segrave

Thank you, Gary, and good morning to everyone. Let me start with an overview of flyExclusive, our differentiated approach to the private aviation market, and the growth opportunities we see moving forward. After that, I will provide an overview of our financials and a summary of the transaction.

Headquartered in Kinston, NC, flyExclusive is a premiere Part 135 owner/operator of private jet experiences that surpass expectations for quality, convenience, and safety. We are one of the world’s largest operators of Cessna Citation aircraft with a floating fleet of over 90 jets, and we offer access to a network of personalized private aviation with on-demand flights that can service a myriad of specialized trip needs. We have more than 800 employees and our operations are centrally located on the East Coast within a few flight hours of 70% of our demand.

flyExclusive completed over 46,000 hours of flying in 2021, 46% more than the prior year. flyExclusive is both Argus and Wyvern certified, which is achieved by less than 5% of private flight providers.

I started flyExclusive in 2015, and since our inception, we have experienced consistent revenue and fleet expansion. We are one of the fastest-growing providers of premium private jet charter experiences. As Gregg mentioned, our business model is designed to maximize utilization and flight-unit economics and is based on a variety of offerings to our customers which allows us to achieve diversified charter revenue.

The first is our wholesale program, which serves as a resource for B2B customers, including charter brokers and smaller fleet operators, while allowing us to make spot market sales and optimize our revenue and fleet positions.

The second is our guaranteed revenue program, or GRP, which provides flyExclusive with sustained and predictable revenues from operators who gain guaranteed access to our fleet. We currently have 30 aircraft designated to the program, which in addition to providing flyExclusive with minimum-guaranteed revenue, gives us ensured favorable rates, terms, and reimbursements. All flights in our GRP generate revenue, including empty legs. The GRP ensures revenues regardless of any negative changes to market demand.

The third is our award-winning Jet Club, which was named by Robb Report as best in the “Jet Cards and Membership” category in the 2022 Best of the Best Awards. Jet Club is a multi-tiered membership program that allows customers access to the Cessna fleet of light to super-mid jets. Our members retain their membership for as long as they choose to fly for a low monthly fee, with an aircraft daily rate that enables access to the lowest hourly rates in the industry. Our Jet Club rate structure is purposefully designed to give members more opportunities to save, as evidenced by our year-over-year triple-digit membership growth, while many operators scaled back their jet card offerings and added restrictions for new members to offset jet demand.

Our unique fractional ownership model is also a competitive advantage for our business. flyExclusive customers purchase a share of a new aircraft, and receive guaranteed access with no monthly management fees, no blackout dates, minimal peak days, and tax benefits. In addition to the high margins we earn on flights of fractional aircraft, which we expect to average 56%, our company realizes a profit on the sale of fractional shares.

Finally, our partnership model is a competitive advantage. We offer a unique ownership and leaseback program for aircraft buyers and existing owners to fully cashflow their aircraft without the variability of maintenance expenses, pilot salaries, management of fixed costs, and inconsistencies of revenue offsets provided by other available lease and management options. Our partners receive fixed monthly income and gain access to a diverse fleet of aircraft, without blackouts.

With that, I would like to take you through a closer look at our historical financials and an overview of the transaction.

flyExclusive’s charter revenues from 2019-2021 grew at a 46% compound annual growth rate, fueled by growth in private aviation and our strong and consistent growth in membership rates. 2021 charter revenue increased 72% to $208 million compared to 2020 revenue of $121 million. We project charter revenues of $343 million in 2022, representing a 65% increase from 2021. Our strong revenue performance has been driven by sustained growth in our fleet size. Since 2019, we have expanded our fleet from 45 aircraft to 96 aircraft expected by the end of 2022. The continued increase in demand for our market-leading services has supported our strong revenue trajectory and has allowed us to capture significant market share, which has resulted in continued profitable growth. From an EBITDA standpoint, we achieved a compound annual growth rate of 22% for the period of 2019 to 2021. 2021 EBITDA increased 42% to $24 million, compared to 2020 EBITDA of $17 million. We project $32.0 million of EBITDA in 2022, an increase of 35% from 2021.

Finally, I will provide a summary of the transaction. Under the terms of the definitive business combination agreement, the transaction values flyExclusive at a pre-transaction equity value of $600 million and is expected to provide up to $310 million in proceeds, including $85 million of committed convertible notes and $225 million of SPAC cash in trust assuming no redemptions. The notes will convert into shares of the combined company upon the consummation of the business combination at a price of $10 per share, subject to adjustment in certain instances. No additional funding above the $85 million of committed convertible notes is required for the business combination to close.

Upon the closing of the proposed transaction, flyExclusive’s senior management will continue to serve in their current roles.

Current flyExclusive owners will retain approximately 60% ownership at close, assuming no redemptions in SPAC cash held in trust. At the time of EG Acquisition Corp.’s initial public offering, the sponsor agreed to not sell its founder shares for a period of three years after the business combination. As such, with certain limited exceptions, the sponsor will continue to be invested in the combined company for at least three years after the completion of the business combination. In addition, Gregg Hymowitz and Gary Fegel are expected to serve as directors on the board of directors of the combined company.

The respective boards of directors of both EG Acquisition Corp. and flyExclusive have each approved the proposed transaction. Completion of the proposed transaction is subject to approval of EG Acquisition Corp. stockholders and other customary closing conditions. We expect that the proposed transaction will be completed in Q1 2023.

This concludes today’s call. Thank you for your time.

Forward-Looking Statements

This transcript includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of EG’s securities, (ii) the risk that the transaction may not be completed by EG’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by EG, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval by the stockholders of EG and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Equity Purchase Agreement, (vi) the effect of the announcement or pendency of the transaction on LGM’s business relationships, operating results and business generally, (vii) risks that the proposed transaction disrupts current plans and operations of LGM and potential difficulties in LGM employee retention as a result of the transaction, (viii) the outcome of any legal proceedings that may be instituted against LGM or against EG related to the Equity Purchase Agreement or the transaction, (ix) the ability to maintain the listing of the EG’s securities a national securities exchange, (x) the price of EG’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which EG plans to operate or LGM operates, variations in operating performance across competitors, changes in laws and regulations affecting EG’s or LGM’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xii) the risk of downturns and a changing regulatory landscape in the highly competitive aviation industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of EG’s registration on Form S-1, the proxy statement that will be filed as discussed herein and other documents filed by EG from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and LGM and EG assume no obligation and do not intend to update or revise these forward- looking statements, whether as a result of new information, future events, or otherwise. LGM nor EG gives any assurance that either LGM or EG or the combined company will achieve its expectations.

EG cautions that the foregoing list of factors is not exclusive. EG cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of EG’s Annual Report on Form 10-K filed with the SEC. EG’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, EG disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.